Exhibit 99.1

White Mountain Provides Progress Update on Cerro Blanco Project

SANTIAGO, Chile, September 17, 2013 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to provide a progress update on current activities at its Cerro Blanco Project, related corporate matters, and commentary on the paints and pigments industry.

Industry Perspective

The global paints and pigments industry faced substantial challenges during the first half of 2013 with Western pigment producers facing high levels of cheaper finished products from Asia. According to market commentators, this led to destocking which, according to industry observers, is now coming to an end. Pigment producers are expecting firmer prices for the balance of 2013 and into next year. Firming prices for pigment will have positive implications for rutile and other primary TiO2 feedstocks. The Company remains optimistic about the longer term prospects for TiO2 feedstocks, in particular high grade rutile.

Cerro Blanco Project

Set against a backdrop of expectations for firmer prices for pigments and TiO2 feedstocks and stubbornly difficult equity markets for junior exploration and development companies, the Company has continued to advance the Cerro Blanco Project to final feasibility as quickly as funds allow. The Company’s two principal aims are to secure approval for the Environmental Impact Study (“EIS”), which was submitted to the Chilean environmental authorities in February 2013, and to conclude detailed design engineering and a definitive, final engineering feasibility study.

Geology - White Mountain geological staff are continuing to search for additional rutile prospects in the region. Based on the Company’s discovery of 5 new prospects at Cerro Blanco and 1 new regional prospect within the past year, the Company believes that other targets can be identified using proprietary regional investigation techniques. Personnel are prioritizing targets with good access, the potential to host large volumes of rutile mineralization and exhibit high TiO2 grades at or near surface. Any resources identified through this regional exploration or through further work conducted at Cerro Blanco or La Martina, would be in addition to the recently reported NI 43-101 resource statement compiled by Behre Dolbear. Further developments in this regard will be reported in due course.

Environmental - Cerro Blanco remains an important project within the region. White Mountain management and technical personnel continue to work with the local communities and the environmental authorities to provide further clarification on the EIS and any related assistance as required. Whilst the Company is not in a position to forecast when the EIS may be approved, every effort is being made to address any remaining issues.

Metallurgical - Development work is continuing to optimize the separate unit operations in the processing plant for recovery of high grade rutile. One such investigation relates to the formulation of the chemical reagents used in the flotation stage. The Company’s metallurgical engineers, together with flotation reagent suppliers, have simplified the formulation and amounts of chemicals that could be used to recover the rutile. The original formulation based on pilot plant work at SGS Lakefield consisted of separate conditioners, collectors and depressants, frothers and pH control reagents to achieve rutile recovery at an acidic pH. Recent development work has successfully reduced the number of reagents required to just two main chemicals and effected recovery at a neutral pH. The Company’s metallurgical engineers believe that substantial cost savings will result from the use of this simpler formulation.

Desalination Plant -The Cerro Blanco Project final feasibility will include a desalination plant to supply industrial quality process water to the mining and rutile processing plant. The desalination plant, based on conventional reverse osmosis technology, will be sited some 5km from the coast. White Mountain’s technical personnel believe that the output of the desalination plant will exceed the industrial water requirements of the Cerro Blanco Project. Discussions are underway with several companies in the region who have expressed a desire to purchase water from the Company. Should these discussions have a positive outcome, the desalination plant could be operated as a stand-alone facility, producing industrial water both for third-party sale and the Cerro Blanco Project within as little as 12months of the EIS approval being granted. In effect the desalination plant could become a separate profit centre within the rutile recovery process.

Final Engineering - The Company’s own technical staff in Santiago have already completed the bulk of the final design engineering to a level that is acceptable for final feasibility requirements. A definitive, final engineering feasibility study will require the input of an independent, third-party engineering consultant to review and vouch the quality of the Company’s work and provide an independent sign-off. Further information in respect of the final engineering will be issued in due course.

Corporate Matters - The Company held its annual general meeting in Salt Lake City on September 5, 2013. Amongst other matters, shareholders approved amendments to the Company’s Articles of Incorporation. These amendments were made largely to contemporize the Articles with current governance and regulatory policy in preparation for listing the Company’s common shares on a senior exchange. Following the annual general meeting, the White Mountain board approved a resolution to simplify its various series of warrants such that they all have a common expiry of December 31, 2015.

Since first being acquired, the Cerro Blanco Project has grown significantly, both in size and in the opportunities is affords. Identifying and attracting technical, financial and management capability remains an important strategic consideration for White Mountain. One means of addressing this strategic consideration would be to enter into a partnership with an external party and, to that end, management is continuing to hold discussions with several corporate entities.

Commenting on these developments, Michael Kurtanjek, President and Chief Executive Officer said, "The outlook for our Cerro Blanco Project remains positive. It is certainly true that equity markets remain challenging for small companies; however, the outlook for high grade rutile remains positive and we intend to move to final feasibility just as quickly as funds will allow. Achieving approval of the EIS and completing the associated project engineering will represent a completely different value proposition than that of an advanced development project. Everyone at White Mountain remains singularly focused and committed to advancing Cerro Blanco Project and realizing on its potential.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to Investors Regarding Mineral Disclosures

We commissioned the updated technical report in accordance with the Canadian Securities Administrator's National Instrument 43-101 "Standards of Disclosure for Mineral Projects," commonly known as NI 43-101. The Canadian standards are different from the standards generally permitted in reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In accordance with NI 43-101, we report measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term "resource" does not equate to the term "reserve." Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured resources," "indicated resources," "inferred resources," or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. We are furnishing the disclosure herein to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101 U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2012(SEC File No. 333-129347) and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml or at no cost from us.

Contact:

White Mountain Titanium Corporation

Michael Kurtanjek, President	Brian Flower, Executive Vice-President
(562) 2 657-1800	(604) 408-2333

SOURCE White Mountain Titanium Corporation